Section 240.14a-101 Schedule 14A.
Information required in proxy statement.
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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American International Group, Inc.

      (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN INTERNATIONAL GROUP, INC.
70 Pine Street, New York, N.Y. 10270

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 14, 2003

April 4, 2003

To the Shareholders of
   AMERICAN INTERNATIONAL GROUP, INC.:

      The Annual Meeting of Shareholders of AMERICAN INTERNATIONAL GROUP, INC. (''AIG'') will be held at the offices of AIG at 72 Wall Street, Eighth Floor, New York, New York, on Wednesday, May 14, 2003, at 11:00 o'clock A.M., for the following purposes:

1.	To elect 16 directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

2.	To act upon a proposal to amend the 1999 Stock Option Plan;

3.	To act upon a proposal to amend the 1996 Employee Stock Purchase Plan;

4.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for 2003; and

5.	To transact any other business that may properly come before the meeting.

      Shareholders of record at the close of business on March 21, 2003 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of the shareholders will be available for inspection at the offices of AIG at 70 Pine Street, New York, New York.

By Order of the Board of Directors KATHLEEN E. SHANNON Secretary

      If you plan on attending the meeting, please remember to bring photo identification with you. If you cannot be present at the meeting, please sign the enclosed proxy card and return it at once in the accompanying postage prepaid envelope or vote your shares by telephone or over the Internet.

AMERICAN INTERNATIONAL GROUP, INC.
70 Pine Street, New York, N.Y. 10270

PROXY STATEMENT

April 4, 2003

      The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders of American International Group, Inc., a Delaware corporation (''AIG''), to be held on May 14, 2003, or at any adjournment thereof. It may be revoked at any time prior to its use. Proxies will be voted as specified and, unless otherwise specified, will be voted for the election of directors, for the amendment to the 1999 Stock Option Plan, for the amendment to the 1996 Employee Stock Purchase Plan, and for the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for 2003. These proxy materials are being mailed to shareholders of AIG commencing on or about April 4, 2003.

      Only shareholders of record at the close of business on March 21, 2003 will be entitled to vote at the meeting. On that date, 2,608,348,927 shares (exclusive of shares held by AIG and certain subsidiaries) of common stock, par value $2.50 per share (''AIG Common Stock''), were outstanding, each such share of AIG Common Stock having one vote.

      Proxies marked as abstaining, and any proxies returned by brokers as ''non-votes'' on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present for purposes of determining a quorum for the Annual Meeting. With respect to the election of directors, any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote. With respect to the approval of the amendments to the 1999 Stock Option Plan and the 1996 Employee Stock Purchase Plan, and ratification of the selection of PricewaterhouseCoopers LLP as independent accountants, a broker non-vote will have no impact on the vote while an abstention will effectively be treated as a vote against the proposal.

I. ELECTION OF DIRECTORS

      Sixteen directors are to be elected at the meeting to hold office until the next annual election and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the nominees listed below, all of whom are currently members of your Board of Directors. Robert L. Crandall resigned from the Board as of October 9, 2002 and current directors Eli Broad, Edward E. Matthews and Thomas R. Tizzio are not standing for re-election. Upon his retirement from the Board, Mr. Broad will be able to devote more time to his philanthropic and other endeavors and spend less time in travel to New York, but his relationship with AIG will continue as he remains Chairman of AIG SunAmerica Inc. Mr. Matthews has retired as Senior Vice Chairman—Investments and Financial Services, but continues as a consultant to AIG, and Mr. Tizzio continues as Senior Vice Chairman—Domestic General Insurance. It is not expected that any of the nominees will become unavailable for election as a director, but if any should prior to the meeting, proxies will be voted for such persons as the persons named in the accompanying form of proxy may determine in their discretion. Directors will be elected by a plurality of the votes cast. The nominees and certain information supplied by them to AIG are as follows:

M. BERNARD AIDINOFF Director since 1984	Retired Partner, Sullivan & Cromwell (Attorneys) Age 74 Director, First SunAmerica Life Insurance Company, a wholly-owned subsidiary of AIG

PEI-YUAN CHIA Director since 1996	Retired Vice Chairman, Citicorp and Citibank, N.A. Age 64 Director, Baxter International Inc.

MARSHALL A. COHEN Director since 1992	Counsel, Cassels Brock & Blackwell (Barristers
and Solicitors); Former President and Chief
Executive Officer, The Molson Companies
Limited
Age 68
Director, Barrick Gold Corporation
                Collins & Aikman Corporation
                Haynes International, Inc.
                Lafarge North America Inc.
                Metaldyne Corporation
                Premcor Inc.
               The Premcor Refining Group Inc.
               Premcor USA Inc.
Toronto Dominion Bank

BARBER B. CONABLE, JR. Director since 1991	Retired; Former President, World Bank; Former Member, United States House of Representatives Age 80

MARTIN S. FELDSTEIN Director since 1987	Professor of Economics, Harvard University;
President and Chief Executive Officer, National
Bureau of Economic Research
(Nonprofit Economic Research Center)
Age 63
Director, Eli Lilly and Company
HCA Inc.

ELLEN V. FUTTER Director since 1999	President, American Museum of Natural History
Age 53
Director, Bristol-Myers Squibb Company
                Consolidated Edison, Inc. (also serves
                as Trustee of Consolidated Edison
                Company of New York, Inc.)
J.P. Morgan Chase & Co.

MAURICE R. GREENBERG Director since 1967	Chairman and Chief Executive Officer, AIG
Age 77
Director, Transatlantic Holdings, Inc.
                (''Transatlantic''), which is owned
                59.7 percent by AIG
Also serves as Chairman of Transatlantic, a director,
President and Chief Executive Officer of C.V. Starr
& Co., Inc. (''Starr''), and a director of Starr
International Company, Inc. (''SICO'') and
International Lease Finance Corporation (''ILFC'');
Starr and SICO are private holding companies (see ''Ownership of Certain Securities''); ILFC is a wholly-
owned subsidiary of AIG

CARLA A. HILLS Director since 1993	Chairman and Chief Executive Officer,
Hills & Company; Former United States
Trade Representative
(Hills & Company provides international
investment, trade and risk advisory services)
Age 69
Director, AOL Time Warner Inc.
               ChevronTexaco Corporation
Lucent Technologies Inc.

FRANK J. HOENEMEYER Director since 1985	Financial Consultant; Retired Vice Chairman, Prudential Insurance Company of America Age 83 Director, Carey Fiduciary Advisors, Inc. Cincinnati, Inc.

RICHARD C. HOLBROOKE Director since 2001	Former United States Ambassador to the United Nations; Former Vice Chairman, Credit Suisse First Boston Age 61 Director, Human Genome Sciences, Inc. Quebecor World Inc.

HOWARD I. SMITH Director since 1997	Vice Chairman, Chief Administrative Officer and
Chief Financial Officer, AIG
Age 58
Director, Transatlantic
                21st Century Insurance Group (''21st
                Century''), which is owned 62.6 percent
                by AIG
Also serves as a director of Starr, SICO and ILFC

MARTIN J. SULLIVAN Director since 2002	Vice Chairman and Co-Chief Operating Officer, AIG Age 48 Also serves as a director of Starr and SICO

EDMUND S.W. TSE Director since 1996	Senior Vice Chairman and Co-Chief Operating Officer, AIG Age 65 Also serves as a director of Starr and SICO

JAY S. WINTROB Director since 1999	Executive Vice President, Retirement Savings,
AIG
Age 46
Director, AIG SunAmerica Life Assurance Company
               (formerly Anchor National Life Insurance
               Company) and First SunAmerica Life
               Insurance Company, wholly-owned
               subsidiaries of AIG
Also serves as a director of Starr and SICO

FRANK G. WISNER Director since 1997	Vice Chairman — External Affairs, AIG Age 64 Director, EOG Resources, Inc. Ethan Allen Interiors Inc.

FRANK G. ZARB Director since 2001	Former Chairman, National Association of
Securities Dealers, Inc. and The Nasdaq Stock
Market, Inc.; Senior Advisor, Hellman &
Friedman LLC (Private Equity Investment Firm)
Age 68
Director, FPL Group, Inc.

      The principal occupation or affiliation of the nominees is shown in bold face type. Each of the directors who is also an executive officer of AIG has, for more than five years, occupied an executive position with AIG or companies that are now its subsidiaries, and, except as hereinafter noted, each other director has occupied an executive position with his company or organization listed above for at least five years. Mr. Holbrooke served as United States Ambassador to the United Nations from 1999 to 2001; prior to that he served as Vice Chairman of Credit Suisse First Boston from 1996 to 1999. Mr. Zarb served as Chairman and Chief Executive Officer of the National Association of Securities Dealers, Inc. from February 1997 until October 2000 and The Nasdaq Stock Market, Inc. from February 1997 until January 2001 and as Chairman of those organizations until September 2001.

      There were four regularly scheduled meetings of the Board during 2002. All of the directors attended at least 75 percent of the aggregate of all meetings of the Board and of the committees of the Board on which they served.

      The Audit Committee, which held eight meetings during 2002, assists the Board's oversight of AIG's financial reporting process. As part of its oversight role, the Audit Committee recommends to the Board the nomination of the independent accountants as auditors for the ensuing fiscal year. Mr. Hoenemeyer chaired the Audit Committee, which included Messrs. Aidinoff, Conable and Zarb and Mrs. Hills during 2002.

      The Stock Option and Compensation Committee, which held six meetings during 2002, administers the various AIG stock option and other compensation plans, establishes the compensation of the Chief Executive Officer and sets policy for compensation for senior management. Messrs. Cohen, Conable, Hoenemeyer and Holbrooke are the current members of the Stock Option and Compensation Committee, with Mr. Conable serving as the Chairman, and Ms. Futter served on the Stock Option and Compensation Committee through September 18, 2002.

      The principal function of the Executive Committee, which held two meetings in 2002, is to act for the Board between Board meetings. Messrs. Aidinoff, Greenberg, Hoenemeyer, Matthews, Tizzio and Zarb and Mrs. Hills are the current members of the Executive Committee, with Mr. Zarb serving as the Chairman.

      The Finance Committee, which oversees the financial affairs and investment activities of AIG and its subsidiaries, held 12 meetings during 2002. Messrs. Aidinoff, Broad, Chia, Conable, Feldstein, Greenberg, Hoenemeyer, Holbrooke, Matthews, Smith, Wintrob and Zarb served as members of the Finance Committee during 2002.

      On September 18, 2002, AIG established a Nominating and Corporate Governance Committee. Mr. Aidinoff chairs the committee, which held two meetings in 2002 and which also included Messrs. Cohen and Zarb and Ms. Futter and Mrs. Hills. The primary purposes of the Nominating and Corporate Governance Committee are to recommend individuals to the Board of Directors for nomination, election or appointment as members of the Board and its committees and to review on an ongoing basis the corporate governance principles and practices that should apply to AIG. The Nominating and Corporate Governance Committee will consider nominees recommended by the shareholders. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the 2004 Annual Meeting of Shareholders may do so by submitting in writing such nominees' names, in compliance with the procedures described under V. Shareholder Proposals For 2004 Annual Meeting in this Proxy Statement.

Ownership of Certain Securities

      The only persons who, to the knowledge of AIG, own in excess of five percent of the AIG Common Stock are FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, which filed a Schedule 13G on February 13, 2003, with respect to the 135,139,163 Shares of AIG Common Stock held by it, and SICO, P.O. Box 152, Hamilton, Bermuda. According to the Schedule 13G filed by FMR Corp., it is the parent company of various entities (collectively, ''Fidelity'') which provide investment advisory and management services to the Fidelity Group of mutual funds. The Schedule 13G states that Fidelity is the beneficial owner of 132,263,544 shares of AIG Common Stock as a result of providing these services to the funds, and that Fidelity International Limited, which operates as an entity separate from FMR Corp. and Fidelity, is the beneficial owner of 2,875,619 shares of AIG Common Stock. At January 31, 2003, SICO held 313,202,236 shares, or 12.0 percent, of the outstanding AIG Common Stock. The Starr Foundation and Starr (both having executive offices at 70 Pine Street, New York, New York) held 56,957,340 shares and 47,354,216 shares (including 18,885,999 shares held by the C. V. Starr & Co. Inc. Trust), or 2.18 percent and 1.81 percent, respectively, of the outstanding AIG Common Stock on that date.

      The following table summarizes the ownership of equity securities of AIG, Starr and SICO by the directors, all of whom except Messrs. Broad, Matthews and Tizzio are nominees, by Messrs. John A. Graf and Rodney O. Martin, Jr., who together with Messrs. Greenberg, Matthews and Tse are the current executive officers named in the Summary Compensation Table (as set forth under the caption ''Compensation of Directors and Executive Officers''), and by the directors and current executive officers as a group.

	Equity Securities of AIG, Starr and SICO Owned Beneficially as of January 31, 2003(1)
	AIG Common Stock		Starr Common Stock		SICO Voting Stock
Director or Executive Officer	Amount and Nature of Beneficial Ownership(2)(3)(4)(5)	Percent of Class	Amount and Nature of Beneficial Ownership(6)	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
M. Bernard Aidinoff	94,177	(7)	0	—	0	—
Eli Broad	29,607,105	1.13	0	—	0	—
Pei-yuan Chia	45,199	(7)	0	—	0	—
Marshall A. Cohen	72,910	(7)	0	—	0	—
Barber B. Conable, Jr.	78,450	(7)	0	—	0	—
Martin S. Feldstein	116,437	(7)	0	—	0	—
Ellen V. Futter	7,362	(7)	0	—	0	—
John A. Graf	668,102	.03	250	1.08	0	—
M.R. Greenberg	45,167,862	1.73	4,000	17.20	10	8.33
Carla A. Hills	78,132	(7)	0	—	0	—
Frank J. Hoenemeyer	114,971	(7)	0	—	0	—
Richard C. Holbrooke	5,675	(7)	0	—	0	—
Rodney O. Martin, Jr.	746,219	.03	250	1.08	0	—
Edward E. Matthews	1,711,104	.07	1,250	5.38	10	8.33
Howard I. Smith	421,701	.02	1,875	8.06	10	8.33
Martin J. Sullivan	74,448	(7)	1,000	4.30	0	—
Thomas R. Tizzio	1,051,921	.04	1,750	7.53	10	8.33
Edmund S.W. Tse	762,844	.03	1,750	7.53	10	8.33
Jay S. Wintrob	2,046,557	.08	750	3.23	0	—
Frank G. Wisner	23,416	(7)	0	—	0	—
Frank G. Zarb	6,375	(7)	0	—	0	—
All Directors and Executive Officers of AIG as a Group (40 individuals)	84,625,112	3.22	19,125	82.26	60	50.00

(1)	Amounts of equity securities of Starr and SICO shown represent shares as to which the individual has sole voting and investment power. With respect to shares of AIG Common Stock, totals include shares as to which the individual shares voting and investment power as follows: Feldstein—23,727 shares with his wife, Greenberg—43,568,635 shares with his wife and 100,009 shares with co-trustees, Tizzio—618,617 shares with his wife, Tse—3,555 shares with his wife, and all directors and executive officers of AIG as a group—44,330,135 shares.

(2)	Amount of equity securities shown includes shares of AIG Common Stock subject to options which may be exercised within 60 days as follows: Aidinoff—58,233 shares, Broad—15,065,145 shares, Chia—26,593 shares, Cohen—58,233 shares, Conable—58,233 shares, Feldstein—58,233 shares, Futter—5,500 shares, Greenberg—1,499,218 shares, Graf—663,857 shares, Hills—58,233 shares, Hoenemeyer—58,233 shares, Martin—665,434 shares, Matthews—562,343 shares, Smith—231,406 shares, Sullivan—42,934 shares, Tizzio—420,359 shares, Tse—357,109 shares, Wintrob—979,718 shares, Wisner—22,812 shares, and all directors and executive officers of AIG as a group—21,932,734 shares.

(3)	Amount of shares shown for each of Mr. Greenberg, Mr. Matthews and Mr. Smith does not include 18,885,999 shares held as trustee for the Starr Trust, as to which each of them disclaims beneficial ownership. Inclusion of these shares would increase the percentage ownership of AIG Common Stock shown above for each of them by .72 percent.

(4)	Amount of equity securities shown also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership: Aidinoff—2,364 shares, Matthews—22,500 shares, Zarb—4,645 shares, and all directors and executive officers of AIG as a group—56,953 shares.

(footnotes continued on next page)

(footnotes continued from previous page)

(5)	Amount of shares shown for Mr. Greenberg also excludes 4,893,496 shares owned directly by Starr (representing 17.20 percent of the shares owned directly by Starr) as to which Mr. Greenberg disclaims beneficial ownership.

(6)	As of January 31, 2003, Starr also had outstanding 6,375 shares of Common Stock Class B, a non-voting stock, and 3,838 shares of Preferred Stock, Series X-1. None of the named individuals holds such shares. As of January 31, 2003, the named individuals beneficially owned the following aggregate shares of various series of Starr Preferred Stock (out of an aggregate total outstanding of 330,295 shares): Greenberg (110,000); Matthews (46,750); Smith (16,500); Sullivan (3,600); Tizzio (25,125); Tse (16,750); and Wintrob (2,250). These named individuals received dividends of Starr Series U Preferred Stock in 2002 out of a total issued of 28,125 shares as follows: Greenberg (5,000); Matthews (2,250); Tizzio (1,750); Tse (1,750); Smith (1,750); Sullivan (750); and Wintrob (750). Mr. Greenberg also beneficially owned 100 shares of Starr's 5% Senior Preferred Stock as of January 31, 2003.

(7)	Less than .01 percent.

      At January 31, 2003, the named individuals also held options which may be exercised within 60 days with respect to shares of Transatlantic and 21st Century as follows: Transatlantic common stock, $1.00 par value per share: Greenberg—107,500 shares, Matthews—53,750 shares, Smith—13,500 shares and Tizzio—53,750 shares; 21st Century common stock, without par value: Smith—24,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and ten percent holders of AIG Common Stock to file reports concerning their ownership of AIG equity securities. Based solely on the review of the Forms 3, 4 and 5 furnished to AIG and certain representations made to AIG, AIG believes that the only filing deficiencies under Section 16(a) by its directors, executive officers and ten percent holders during 2002 were: one late report filed by Mr. Bensinger, an executive officer, reporting the grant of options upon his employment with AIG; one late report filed by Mr. Chia reporting one transaction by his late wife; four late reports filed by Mr. Freudmann, an executive officer, each reporting one transaction; two late reports filed by Mr. Graf, an executive officer, reporting the acquisition of interests under an American General Corporation (''AGC'') deferred compensation plan; one late report filed by SICO reflecting the disposition of shares to a retiring employee under the SICO Plan (see footnotes 5 and 6 to the Summary Compensation Table below); one late report filed by Mr. Wintrob reporting his acquisition of shares through the AIG 1996 Employee Stock Purchase Plan; and one late report filed by Mr. Zarb reporting one transaction by his wife.

Compensation of Directors and Executive Officers

      Directors who are employees of AIG or its subsidiaries do not receive fees for service on the Board or the committees. Each other director of AIG receives director's fees of $40,000 per year, plus $1,500 for each Board meeting attended. An annual fee of $5,000 is paid to each member of each committee of the Board. Members of each committee also receive $1,500 for each committee meeting attended. In addition, directors who are not employees of AIG or its subsidiaries receive annually 500 shares of AIG Common Stock and an option which vests after one year and is exercisable for nine years thereafter to purchase 2,500 shares of AIG Common Stock at an option price equal to the fair market value of AIG Common Stock on the date of grant, which is the date of the Annual Meeting of Shareholders. Receipt of shares upon exercise of these options may be deferred at the election of the director. On February 10, 2003, each non-employee director received an additional option grant with respect to 2,500 shares at an option price of $47.00 per share. Certain directors who are not employees of AIG also serve as directors of various subsidiaries of AIG and receive fees for their service in that capacity.

      The following Summary Compensation Table sets forth the compensation accrued for services in all capacities to AIG and its subsidiaries by the ''named executive officers'' required to be disclosed pursuant to the proxy rules of the Securities and Exchange Commission.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)		Awards Stock Options(#)	LTIP Payouts	All Other Compensation(4)	SICO LTIP Payouts Not Paid by AIG(5)(6)
M.R. Greenberg Chairman and Chief Executive Officer	2002 2001 2000	$1,000,000 1,000,000 1,000,000	$5,000,000 — 5,000,000	(1)	375,000 375,000 200,000	— — —	$86,000 85,500 85,000	$11,107,200 — 23,635,000
John A. Graf(2) Executive Vice President— Retirement Savings	2002 2001 2000	650,000 N/A N/A	1,340,000 N/A N/A		20,000 N/A N/A	— N/A N/A	81,444 N/A N/A	624,780 N/A N/A
Rodney O. Martin, Jr.(2) Executive Vice President—Life Insurance	2002 2001 2000	650,000 N/A N/A	1,340,000 N/A N/A		20,000 N/A N/A	— N/A N/A	129,256 N/A N/A	624,780 N/A N/A
E.E. Matthews(3) Senior Vice Chairman— Investments and Financial Services	2002 2001 2000	718,846 700,000 700,000	730,000 480,000 545,000	(1)	50,000 50,000 40,000	— — —	34,100 32,900 32,900	4,442,880 — 8,279,250
E.S.W. Tse Senior Vice Chairman and Co-Chief Operating Officer	2002 2001 2000	611,156 611,156 536,156	781,859 569,586 634,717	(1)	50,000 50,000 40,000	— — —	76,395 76,395 76,395	4,442,880 — 8,279,250

(1)	Amounts shown for named executive officers other than the Chief Executive Officer represent year-end bonuses and bonuses paid quarterly pursuant to a supplementary bonus program. In December, 2001, in light of the losses suffered by AIG as a result of the September 11th terrorist attacks, Mr. Greenberg waived payment of any bonus. In addition, the Stock Option and Compensation Committee accepted management's recommendation that no year-end bonuses be paid to other members of senior management.

(2)	Messrs. Graf and Martin became executive officers in May 2002. Salary and Bonuses for Messrs. Graf and Martin were paid pursuant to contractual arrangements negotiated in connection with AIG's acquisition of AGC in August 2001. Terms of these arrangements were largely negotiated prior to AIG's offer to acquire AGC with Prudential plc, and AIG agreed to accept such terms in order to close the transaction on an expedited basis. See page 13 for a description of these arrangements.

(3)	Mr. Matthews retired as an employee as of December 31, 2002. As of the date of this Proxy Statement, he serves as Senior Advisor and a consultant to AIG providing services on a part-time basis.

(4)	Amounts shown for Messrs. Greenberg and Matthews represent matching contributions under the AIG savings plan (''401(k) Plan'') and amounts received as director's fees from Transatlantic. Amounts shown for Messrs. Graf and Martin include matching contributions under the AGC Thrift Plan ($8,500 for each) and the AGC Supplementary Thrift Plan ($20,250 for each), premiums paid by AGC for a group carve out individual life insurance policy ($2,316 for Mr. Graf and $4,120 for Mr. Martin) and the value of split-dollar life insurance. The amounts included for split-dollar life insurance ($50,378 for Mr. Graf and $96,386 for Mr. Martin) represent the present value of the interest projected to accrue on the current year's insurance premium paid by AGC. Amounts shown for Mr. Tse reflect contributions by AIG to the American International Companies (Hong Kong) Staff Provident Plan.

(5)	The LTIP payouts will be made by SICO pursuant to its Deferred Compensation Profit Participation Plan (the ''SICO Plan'') and will not be paid by or charged to AIG. The values shown for the year 2000 with respect to the SICO LTIP Payouts had decreased to the following amounts as of February 28, 2003: Greenberg—$11,829,600; Matthews—$4,140,360; and Tse—$4,140,360.

(6)	Amounts shown do not represent actual payments. Payments do not begin until the employee retires after reaching age 65. Payments are subject to forfeiture in the event of termination prior thereto. Amounts shown in 2000 represent the value, based on the closing sale price of AIG Common Stock on December 31, 2000 ($98.5625), of shares of AIG Common Stock contingently allocated with respect to the January 1, 1999 to December 31, 2000 period but not distributed under the SICO Plan. Amounts shown in 2002 represent the value, based on the closing sale price of AIG Common Stock on December 31, 2002 ($57.85), of shares of AIG Common Stock contingently allocated with respect to the January 1, 2001 to December 31, 2002 period but not distributed under the SICO Plan. The SICO Plan came into being in 1975 when the voting

(footnotes continued on next page)

(footnotes continued from previous page)

shareholders and Board of Directors of SICO, a private holding company whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including AIG. Participation in the SICO Plan by any person, and the amount of such participation, is at the sole discretion of SICO's Board of Directors, and none of the costs of the various benefits provided under such plan is paid by or charged to AIG. The SICO Plan provides that shares currently owned by SICO may be contingently set aside by SICO for the benefit of the participant and distributed upon retirement provided that the employee fulfills the terms of the SICO Plan. The SICO Board of Directors may permit an early payout of units under certain circumstances. Of the individuals named in the Summary Compensation Table, only Messrs. Graf and Martin are eligible for such early payout with respect to units awarded to them for 2002 service. Prior to earning the right to payout, the participant is not entitled to any equity interest with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant's termination of employment with AIG prior to normal retirement age other than by death or disability. In addition, SICO's Board of Directors makes the final decision whether to pay a participant cash in lieu of shares of AIG Common Stock. In March, 2001, a determination was made as to the number of AIG shares contingently allocable to the participants in the SICO Plan in relation to units awarded in December, 1998 with respect to the January 1, 1999 to December 31, 2000 period. The values shown for the year 2000 represent the number of AIG shares contingently allocated to the named executive officers as follows: Greenberg—240,000 shares; Matthews—84,000 shares; and Tse—84,000 shares. In February, 2003, a determination was made as to the number of AIG shares contingently allocable to the participants in the SICO Plan with respect to units awarded in December 2000 for Messrs. Greenberg, Matthews and Tse and in December 2001 for Messrs. Graf and Martin with respect to the January 1, 2001 to December 31, 2002 period. The values shown for the year 2002 represent the number of AIG shares contingently allocated to the named executive officers as follows: Greenberg—192,000 shares; Graf—10,800 shares; Martin—10,800 shares; Matthews—76,800 shares; and Tse—76,800 shares.

      The following table summarizes certain information with respect to grants of options to purchase AIG Common Stock which were granted during 2002 to the individuals named in the Summary Compensation Table, to all executive officers of AIG as a group, to all directors who are not executive officers of AIG as a group, and to all employees other than executive officers as a group.

Option Grants in 2002
							Potential Realizable Value* at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Date of Grant	Options Granted(1)	Percentage of Total Options Granted to Employees During 2002	Exercise Price Per Share		Expiration Date	5 percent(2)	10 percent(3)
M.R. Greenberg	12/16/02	375,000	6.63	$61.30		12/16/12	$14,456,250	$36,637,500
J.A. Graf	12/16/02	20,000	0.35	61.30		12/16/12	771,000	1,954,000
R.O. Martin	12/16/02	20,000	0.35	61.30		12/16/12	771,000	1,954,000
E.E. Matthews	12/16/02	50,000	0.88	61.30		12/16/12	1,927,500	4,885,000
E.S.W. Tse	12/16/02	50,000	0.88	61.30		12/16/12	1,927,500	4,885,000
All Executive Officers of AIG as a Group (29 individuals)	Various	958,500	16.94	61.04	(4)	Various	36,796,815	93,242,880
All Directors who are not Executive Officers of AIG as a Group (11 Individuals)	5/15/02	25,000	N/A	65.90		5/15/12	1,036,000	2,625,750
All Employees other than Executive Officers as a Group	Various	4,699,824	83.06	67.22	(4)	Various	199,718,310	506,170,395
All Shareholders Stock Appreciation(5)	N/A	N/A	N/A	N/A		N/A	$94.9 billion	$240.6 billion
All Unaffiliated Shareholders Stock Appreciation(5)	N/A	N/A	N/A	N/A		N/A	$75.0 billion	$190.1 billion

*	Options would have no realizable value if there were no appreciation or if there were depreciation from the price at which the options were granted.

(1)	All options were granted pursuant to the 1999 Stock Option Plan at an exercise price equal to the fair market value of such stock at the date of grant. The option grants to all executive officers, including the named individuals, provide that 25 percent of the options granted on any date become exercisable on each anniversary date in each of the successive four years.

(2)	Appreciated price would be $99.85 per share for the individuals named, a weighted average of $99.43 per share for all executive officers, $107.34 per share for non-employee directors and a weighted average of $109.49 per share for all employees, other than executive officers.

(3)	Appreciated price would be $159.00 per share for the individuals named, a weighted average of $158.32 per share for all executive officers, $170.93 per share for non-employee directors and a weighted average of $174.35 per share for all employees, other than executive officers.

(4)	Weighted average exercise price per share.

(5)	Calculated using the 2,609,600,831 shares of AIG Common Stock outstanding at December 31, 2002.

      Messrs. Greenberg, Matthews, Tizzio and Smith were granted options to purchase 10,000 shares, 5,000 shares, 5,000 shares and 5,000 shares, respectively, of common stock of Transatlantic at an exercise price of $69.63 per share (the fair market value of Transatlantic common stock on the date of grant) on December 5, 2002 as compensation for services to Transatlantic. These grants provide that 25 percent of the options granted become exercisable on each anniversary date in each of the successive four years and that the option expires ten years from the date of grant.

      Mr. Smith and Mr. Sandler, an executive officer, were each granted options to purchase 4,000 shares of common stock of 21st Century at a price of $19.10 per share (the fair market value of 21st Century common stock on the date of grant) on June 26, 2002 as compensation for services to 21st Century. These options become exercisable on June 26, 2003 and expire ten years from the date of grant.

      The following table summarizes certain information with respect to the exercise of options to purchase AIG Common Stock during 2002 by the individuals named in the Summary Compensation Table and the unexercised options to purchase AIG Common Stock held by such individuals at December 31, 2002.

Aggregated Option Exercises during the Year Ended December 31, 2002 and December 31, 2002 Option Values
					Number of Unexercised Options at December 31, 2002	Value of Unexercised In-the-Money Options at December 31, 2002(2)
Name	Shares Acquired on Exercise		Value Realized(1)		Exercisable/Unexercisable	Exercisable/Unexercisable
M.R. Greenberg	237,304	(3)	$12,161,142	(3)	1,499,218/812,500	$34,262,291/$0
J.A. Graf	—		—		663,857/148,992	3,812,854/0
R.O. Martin	—		—		665,434/148,992	753,586/0
E.E. Matthews	94,921		4,914,734		562,343/0	12,070,580/0
E.S.W. Tse	47,460		2,643,859		357,109/118,750	8,727,461/0

(1)	Aggregate market value on date of exercise (closing sale price as reported in the New York Stock Exchange Composite Transactions Report) less aggregate exercise price.

(2)	Aggregate market value on December 31, 2002 (closing sale price as reported in the New York Stock Exchange Composite Transactions Report) less aggregate exercise price.

(3)	Receipt of 184,191 shares with an aggregate value of $11,753,266 was deferred.

      The following table summarizes certain information with respect to benefits that the proxy rules classify as granted under Long-Term Incentive Plans which were granted during 2002 (with respect to the 2003-2004 period) to the individuals named in the Summary Compensation Table.

SICO Long-Term Incentive Plans — Awards in 2002(1)
Name	Number of Units	Unit Award Period	Estimated Future Payouts
M.R. Greenberg	8,000	Two years	128,000 shares
J.A. Graf	1,000	Two years	16,000 shares
R.O. Martin	1,000	Two years	16,000 shares
E.E. Matthews	0	Not Applicable	Not Applicable
E.S.W. Tse	4,000	Two years	64,000 shares

(1)	Awards represent grants of units under the SICO Plan described in footnotes 5 and 6 to the Summary Compensation Table with respect to the two-year period from January 1, 2003 through December 31, 2004. The SICO Plan contains neither threshold amounts nor maximum payout limitations. The number of shares of AIG Common Stock, if any, allocated to a unit for the benefit of a participant in the SICO Plan is primarily dependent upon two factors: the growth in future earnings of AIG during the unit award period and the book value of AIG at the end of the award period. As a result, the number of shares to be allocated with respect to units held for the 2003-2004 period and the value of such shares upon future payout cannot be determined at this time. The number of shares shown under ''Estimated Future Payouts'' represent the number of shares contingently allocable to the named individuals based upon the units awarded to them for the 2003-2004 period, assuming the same criteria as those used to allocate the shares of AIG Common Stock for the 2001-2002 period. As noted in the description of the SICO Plan in the footnotes to the Summary Compensation Table, prior to earning the right to payout, the participant is not entitled to any equity interest with respect to such shares, and the shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with AIG prior to normal retirement age other than by death or disability. Any payments ultimately distributed under the SICO Plan will not be paid by AIG and will not be dilutive to AIG shareholders.

Equity Compensation Plan Information

      The following table provides information as of December 31, 2002, regarding securities issued to AIG non-employees and employees under equity compensation plans that were in effect during 2002.

	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1)		Number of Securities Remaining Available for Future Issuance Under Equity Compansation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	1991 Employee Stock Option Plan	9,677,962	$35.60		0
	1999 Stock Option Plan	10,859,678	75.47		4,140,235	(2)
	Amended and Restated 2002 Stock Incentive Plan	171,215	60.70	(3)	15,828,785	(4)
Equity compensation plans not approved by security holders	Option Plan for Directors(5)	358,593	20.31		0
Total		21,067,448	56.06	(6)	19,969,020

(1)	In connection with acquisition transactions, options with respect to 33,676,375 shares were outstanding as a result of AIG's assumption of options granted by the acquired entities, at a weighted average option exercise price of $38.88 per share. AIG has not made, and will not make, any future grants or awards of equity securities under the plans of these acquired companies.

(2)	The total number of shares of AIG Common Stock that may be issued pursuant to the 1999 Stock Option Plan is 15,000,000. See II. Approval of a Proposal to Amend the 1999 Stock Option Plan below for the limit that will apply if the amendment to that Plan is approved by the shareholders at the 2003 Annual Meeting.

(3)	Weighted average value of restricted stock units at date of grant.

(4)	An additional 1,000,000 shares become available for grant or award in each year pursuant to the terms of the Amended and Restated 2002 Stock Incentive Plan.

(5)	Effective with the approval of the 1999 Stock Option Plan by the Board of Directors in September 1999, option grants to directors were made pursuant to that plan. Prior thereto, options were granted to directors under the Option Plan for Directors. Under such plan, options were granted at an option price equal to the fair market value of AIG Common Stock on the date of grant, vesting after one year and exercisable for nine years thereafter.

(6)	Excludes restricted stock units.

      In order to facilitate the performance of their management responsibilities, AIG provides to Messrs. Greenberg, Matthews and Tse automobiles and drivers and to these individuals and other officers and employees the use of a yacht and corporate aircraft, club memberships, recreational opportunities and clerical and investment management services. These facilities are provided for use for business purposes and the costs thereof are considered ordinary and necessary business expenses of AIG. Any personal benefit any of these persons may have derived from the use of these facilities or from the services provided is regarded as incidental and the amount thereof has therefore not been included in the compensation shown in the Summary Compensation Table.

      In connection with AIG's acquisition of AGC, AIG entered into employment agreements with both of Messrs. Graf and Martin. Under these agreements, during the employment period (August 29, 2001 through August 29, 2004), Messrs. Graf and Martin are each entitled to receive a base salary of not less than $650,000, an annual bonus of not less than $1,250,000 and a supplemental bonus of $90,000. If either of Mr. Graf's or Mr. Martin's employment is terminated without cause or by him, with good reason, during the employment period, he will receive (i) any accrued salary or benefits, (ii) a severance payment of not less than $1.9 million, (iii) a pro-rata portion of his annual bonus, (iv) certain retirement and other employee benefits as if he had continued to be employed until expiration of the agreement, (v) outplacement services and (vi) immediate vesting of all outstanding equity-based awards. If either of Mr. Graf or Mr. Martin is terminated for cause, or if Mr. Graf or Mr. Martin terminates his employment without good reason, AIG will have no further obligations to him other than the repayment of any accrued salary or benefits. If either of Mr. Graf's or Mr. Martin's employment is terminated due to death or disability, the equity-based awards will become fully vested and exercisable, and AIG will have no further obligations to him other than the payment of any accrued salary or benefits and any death or disability benefits comparable to those paid to other AIG executives. Messrs. Graf and Martin may not compete with AIG for the period of one year following the termination of employment or, if earlier, August 29, 2004. Under the employment agreements Messrs. Graf and Martin are eligible to receive employee, medical and other welfare benefits provided by AIG to other AIG executives and through 2002, were entitled to certain perquisites and special benefits including annual club membership fees reimbursements, financial planning services, an annual physical, enhanced and split-dollar life insurance and, in the case of Mr. Martin, an automobile allowance.

      In connection with his employment and relocation to New York, AIG has paid certain expenses involved with Mr. Wisner's purchase of a cooperative apartment and provided credit support for his mortgage. During 2002, Mr. Sullivan was provided a mortgage loan by AIG in connection with his relocation from London to New York. The maximum amount of such loan outstanding during 2002 and at January 31, 2003 was $285,375 at an interest rate of 2.78 percent per annum. During 2002, Mr. Nottingham, an executive officer, was provided a mortgage loan by AIG with an effective annual interest rate of 1.07 percent per annum. The maximum amount of such loan outstanding during 2002 was the yen equivalent of $827,801 and at January 31, 2003 was $2,700,000.

      Messrs. Greenberg, Matthews, Smith, Sullivan, Tizzio, Tse and Wintrob or certain of them, are directors and officers of SICO, directors and members of the Starr Foundation and directors and officers of Starr. These individuals also receive compensation as officers of Starr for services rendered to Starr as well as compensation from SICO for services rendered to SICO. These services are not considered to detract materially from the business time of these individuals available for AIG matters and such compensation is not included in the compensation for services to AIG shown in the Summary Compensation Table.

      AIG maintains a policy of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. The premium for the year ending May 24, 2003 is approximately $2,850,000.

Pension Benefits

      Through March 31, 1985, when such plan was terminated, employees of AIG and its subsidiaries who are citizens of the United States or non-citizens working in the United States were covered under the American International Group, Inc. Pension Plan, a contributory, qualified, defined benefit plan (''Original Pension Plan''). The annual pension for a participant was equal to 1.75% of Average Final Compensation multiplied by years of credited service as a participant (up to 40 years) less 1.4286% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). Average Final Compensation was defined as the average annual compensation of a participant during the three consecutive years in the last ten years of his credited service affording the highest such average, or during all of the years of his credited service if less than three years. Benefits were paid monthly during the life of the participant, or, if applicable, during the joint lives of the participant and his contingent annuitant. The annual retirement allowance for participants with at least ten years of credited service was not less than 50% of 1.75% of Average Final Compensation, multiplied by years of credited service, or $1,200, whichever was greater. On April 1, 1985, a new non-contributory, qualified, defined benefit plan (''Current Retirement Plan'') was established, with provisions substantially the same as the Original Pension Plan, except for the non-contributory feature and except that in the annual pension formula described above, 1.25% of Average Final Compensation is multiplied by years of credited service as a participant (up to 44 years) less 1.25% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). The 1.25% of Average Final Compensation is also used in the determination of the minimum retirement allowance. Effective January 1, 1989, the Current Retirement Plan formula changed in accordance with government mandated regulations from a Social Security offset to a Social Security integration method of computation where the offset is the average of the final three years' compensation but no greater than 150% of the employee's ''covered compensation'' (the average of the Social Security Wage bases during the 35 years preceding the Social Security retirement age) times credited service up to 35 years, multiplied by an applicable Social Security retirement age factor. For employees terminating from active service after January 1, 1993, the benefit formula for credited service on and after April 1, 1985 changed from 1.25% to 1.35% of Average Final Compensation. Effective January 1, 1996, the Current Retirement Plan formula now equals 1.25% times Average Final Compensation up to 150% of the employee's ''covered compensation'' plus 1.75% times Average Final Compensation in excess of 150% of ''covered compensation'' times years of credited service prior to April 1, 1985 (up to 35 years) plus 1.75% times Average Final Compensation times years of credited service in excess of 35 years but limited to 40 years; plus .925% times Average Final Compensation up to 150% of the employee's ''covered compensation'', plus 1.425% times Average Final Compensation in excess of 150% of ''covered compensation'' times years of credited service after April 1, 1985 (up to 35 years), plus 1.425% times Average Final Compensation times years of credited service in excess of 35 years but limited to 44 years.

      As a result of the termination of the Original Pension Plan, all benefits accruing to the termination date became vested regardless of an employee's years of service and annuities were purchased for benefits payable under that plan. AIG was entitled to receive the surplus remaining in the Original Pension Plan, other than the portion of the surplus attributable to employee contributions.

      The 401(k) Plan for employees provides for salary reduction contributions by employees and matching contributions by AIG. The retirement benefits for most employees who participate in both the Current Retirement Plan and the 401(k) Plan will be substantially greater than the benefits which would have been received under the Original Pension Plan.

      Annual amounts of normal retirement pension commencing at normal retirement age of 65 based upon Average Final Compensation and credited service under the Current Retirement Plan and a supplemental retirement plan (the ''Supplemental Plan'') are illustrated in the following table:

Estimated Annual Pension at Age 65
Average Final Compensation	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 125,000	$9,108	$24,108	$39,108	$54,108	$54,108	$54,108	$54,108
$ 150,000	15,108	33,108	51,108	69,108	69,108	69,108	69,108
$ 175,000	21,108	42,108	63,108	84,108	84,108	84,108	84,108
$ 200,000	27,108	51,108	75,108	99,108	99,108	99,108	99,108
$ 225,000	33,109	60,108	87,108	114,108	114,108	114,108	114,108
$ 250,000	39,108	69,108	99,108	129,108	129,108	129,108	129,108
$ 300,000	51,108	87,108	123,108	159,108	159,108	159,108	159,108
$ 375,000	69,108	114,108	159,108	204,108	204,108	204,108	204,108
$ 400,000	75,108	123,108	171,108	219,108	219,108	219,108	219,108
$ 500,000	99,108	159,108	219,108	279,108	279,108	279,108	279,108
$ 750,000	159,108	249,108	339,108	429,108	429,108	429,108	429,108
$1,000,000	219,108	339,108	459,108	579,108	579,108	579,108	579,108
$1,375,000	309,108	474,108	638,108	804,108	804,108	804,108	804,108

      With respect to Messrs. Greenberg and Matthews, their respective years of credited service (under both plans) through December 31, 2002 are as follows: Greenberg—42 years; Matthews—29.2 years. Pensionable salary includes the regular salary paid by AIG and its subsidiaries and does not include amounts attributable to supplementary bonuses or overtime pay. For such named individuals, pensionable salary during 2002 was as follows: Greenberg—$1,000,000; Matthews—$718,846.

      During 1986, AIG adopted the Supplemental Plan to provide additional retirement benefits to designated executives and key employees. Under the Supplemental Plan, annual benefits, not to exceed 60% of Average Final Compensation, accrue at a rate of 2.4% of Average Final Compensation for each year of service or fraction thereof for each full month of active employment. The benefit payable under the Supplemental Plan is reduced by payments from the Original Pension Plan, the Current Retirement Plan, Social Security Benefit and any payments from a qualified pension plan of a prior employer. Messrs. Greenberg, Matthews and Tse were participants in the Supplemental Plan at December 31, 2002. Federal legislation limits the benefits which may be payable from the Current Retirement Plan. Effective January 1, 1991, the Supplemental Plan was amended to provide a benefit to most Current Retirement Plan participants in an amount equal to the reduction in the benefit payable as a result of the federal limitation. In September 2002, AIG approved a Supplemental Executive Retirement Plan (as amended and restated effective June 1, 2002) and an Excess Retirement Income Plan (effective as of June 1, 2002) which together provide the same benefits described above and replace the Supplemental Plan.

      Messrs. Graf and Martin have accrued benefits frozen as of December 31, 2002 under the AGC Retirement Plan, the AGC Supplemental Executive Retirement Plan and the AGC Restoration of Retirement Income Plan. Effective January 1, 2003 both individuals will accrue their future benefits under the terms of the AIG Retirement Plan. The estimated annual benefits payable upon retirement at normal retirement age at 65 from all applicable AIG and AGC plans are $251,508 for Mr. Graf and $201,992 for Mr. Martin.

      Mr. Tse participates in the American International Companies (Hong Kong) Staff Provident Plan, a defined contribution plan which requires employee contributions of five percent of salary. Contributions to this plan by

AIG vary based on employee service. During 2002, AIG contributed 12.5 percent of Mr. Tse's pensionable salary of $611,156 to the plan based on his 41.7 years of service.

Certain Transactions

      Certain transactions in 2002 effected in the ordinary course of business between AIG and its subsidiaries and SICO and Starr are summarized in the following table:

	SICO and Subsidiaries	Starr and Subsidiaries
	(in thousands)
AIG and Subsidiaries Paid:
For production of insurance business*	$—	$116,000
For services (at cost)* *	1,300	262
Rentals	4,800	352
AIG and Subsidiaries Received:
For services (at cost)* *	3,300	15,900
Rentals	125	1,100
*	From these payments, which constituted approximately 38% of Starr's consolidated gross revenues for the year, Starr is generally required to pay its operating expenses as well as commissions due originating brokers. The amounts are paid at terms not greater than those available to unaffiliated parties, and represent approximately 0.2% of the gross revenues of AIG.

* *	These services are provided and obtained at a cost which, in the opinion of the management of AIG, does not exceed the cost of obtaining such services from unaffiliated sources.
Report of the Stock Option and Compensation Committee on Executive Compensation

      The Stock Option and Compensation Committee, comprised of Messrs. Cohen, Conable, Hoenemeyer and Holbrooke for the year ended December 31, 2002, is the committee of the Board responsible for establishing the compensation of the Chief Executive Officer and setting policy for compensation at the senior levels of AIG, as well as administering AIG's various employee stock option and other compensation plans.

      In determining the compensation which is appropriate for both the Chief Executive Officer and other members of senior management, the Committee's starting point is AIG's salary administration philosophy, which is to pay within a range that helps meet business objectives while considering external and internal influences and the level of funding allocated to employee compensation. At senior positions, one of the objectives is to pay at a level that allows AIG to attract, retain and motivate key executives by paying them competitively compared to peers within a selected group of major companies in the insurance industry (which includes companies in addition to those in the New Peer Group (as defined below)) while comparing AIG's performance to the performance of those companies. In so doing, a variety of factors are considered, including the performance of AIG relative to those companies as measured by standards such as net income and its growth over prior periods, return on equity and property and casualty underwriting performance; the level of compensation paid to senior officers within the selected group of companies and the level of individual contribution by AIG's senior officers to the performance of AIG.

      No specific formula is utilized to evaluate the various factors, in determining the specific amount of compensation payable or in determining the allocation of compensation to salary, bonus and stock option grants. The weight given to each factor with respect to each element of compensation is within the individual discretion and judgment of each member of the Committee. Each member also takes the appropriateness of the entire package into account when evaluating each element of compensation.

      In its consideration of the Chief Executive Officer's compensation, the Committee reviewed the activities and accomplishments of the Chief Executive Officer in relation to the strategic plans and goals of the AIG organization, both internally and in the national and global arenas. The Committee noted Mr. Greenberg's leadership role in the successful effort to obtain federal terrorism coverage which will strengthen the economy, build confidence and create jobs. The Committee recognized the culmination of the Chief Executive Officer's leadership of AIG's efforts over nearly three decades as AIG became the first foreign insurance organization to be licensed in Beijing and three additional provinces in China. The Committee reviewed the successful integration of AGC into AIG, accomplished on schedule and on budget. In determining the amount of the bonus, the Committee considered that but for the reserve charge against AIG's earnings for the fourth quarter of 2002, based upon the historical criteria used by the Committee to determine the eligibility of the Chief Executive Officer for a performance-based bonus under the Chief Executive Officer Compensation Plan approved by

Shareholders in 1997, Mr. Greenberg would have been entitled to a bonus of $5,000,000. The Committee concluded that Mr. Greenberg had done a superb job in a difficult year amid a challenging environment and that $5,000,000 was an appropriate measure of the outstanding performance of the Chief Executive Officer.

      On the basis of the general factors set forth above, the Committee determined the bonuses for 2002 performance, the base salaries for 2003 and approved the levels of participation by the senior executive officers in the supplementary bonus program for 2003-2004.

      The Committee has recognized that AIG has traditionally encouraged long-term strategic management and the enhancement of shareholder value by providing high performing key executives the opportunity for superior capital accumulation over the course of their careers with AIG in the form of stock options. This is a tradition that the Committee believes to have contributed significantly to AIG's considerable success over the years.

      The Committee believes that the actions of AIG senior management and the Chief Executive Officer evidence the success of AIG's compensation program in aligning the interests of senior management with AIG's shareholders and demonstrate the value of providing senior management and the Chief Executive Officer with the significant option grants made for 2002 performance. In February 2003, in light of the decline in market price of AIG Common Stock, the Committee determined that additional incentives were needed to retain and motivate employees and, accordingly, made an additional grant of options in the same amounts as those awarded in late 2002.

      Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly-held corporation such as AIG for compensation paid to the chief executive officer and four most highly compensated officers of a corporation in a taxable year to the extent that any such individual's compensation exceeds $1,000,000 unless certain requirements for performance-based compensation are satisfied. Compensation attributable to the exercise of options granted under the 1991 Employee Stock Option Plan and the 1999 Stock Option Plan will be performance-based and therefore will be deductible in accordance with Section 162(m). Other compensation paid to the named executive officers in excess of $1,000,000 did not qualify as performance based and, therefore, was not deductible under Section 162(m).

      No member of the Committee is a former or current officer or employee of AIG or any of its affiliated companies or is receiving compensation from AIG in any capacity other than as a director of AIG and certain of its subsidiaries or as a committee member of a committee of directors.

Stock Option and Compensation Committee American International Group, Inc. Marshall A. Cohen Barber B. Conable, Jr. Frank J. Hoenemeyer Richard C. Holbrooke

Report of the Audit Committee

      The role of the Audit Committee, comprised of Mrs. Hills and Messrs. Aidinoff, Conable, Hoenemeyer and Zarb for the year ended December 31, 2002, is to assist the Board of Directors in its oversight of AIG's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are ''independent'', as required by current listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that is attached to this Proxy Statement as Appendix A.

      At each regularly scheduled Audit Committee meeting, the Audit Committee meets separately with both the independent accountants and with the Director of Internal Audit. Both the independent accountants and the Director of Internal Audit have free access to the Audit Committee and the Chairman of the Audit Committee. At least annually, the Audit Committee reviews and discusses with the General Counsel his report on compliance matters.

      In the performance of its oversight function, the Committee has considered and discussed both the audited financial statements as well as the unaudited quarterly financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent accountants to AIG is compatible with maintaining their independence and has discussed with the accountants their independence.

      During 2002, the Audit Committee performed all of its duties and responsibilities under the then applicable Audit Committee Charter, holding four special meetings in addition to the four regularly scheduled meetings. Based upon the reports and discussions described in this report and the role and responsibilities of the Audit Committee described above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in AIG's Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

Audit Committee American International Group, Inc. M. Bernard Aidinoff Barber B. Conable, Jr. Carla A. Hills Frank J. Hoenemeyer Frank G. Zarb

Performance Graph

      The following Performance Graph compares the cumulative total shareholder return on AIG Common Stock for a five year period (December 31, 1997 to December 31, 2002) with the cumulative total return of the Standard & Poor's 500 stock index (which includes AIG) and a peer group of companies (the ''Peer Group'') consisting of eight insurance companies to which AIG compares its business and operations: Allstate Corporation, Chubb Corporation, CNA Financial Corporation, Hartford Financial Services Group, Inc. (formerly known as ITT Hartford Group, Inc.), Lincoln National Corporation, MetLife Inc., Prudential Financial Inc. and The St. Paul Companies. MetLife Inc. and Prudential Financial Inc. have been added to the Peer Group to reflect the significance of domestic life insurance operations to AIG resulting from the acquisition of AGC, and Ace Limited has been excluded as AIG no longer considers it to be comparable to AIG in its overall business and operations. Dividend reinvestment has been assumed and, with respect to companies in the peer groups, the returns of each such company have been weighted to reflect relative stock market capitalization.

FIVE YEAR CUMULATIVE TOTAL RETURNS Value of $100 Invested on December 31, 1997

	1997	1998	1999	2000	2001	2002
AIG	100.00	133.60	187.24	256.46	207.01	151.26
S&P 500	100.00	128.58	155.63	141.46	124.65	97.10
New Peer Group	100.00	93.44	76.32	118.26	101.60	90.27
Old Peer Group	100.00	94.29	74.63	119.46	102.16	87.96

II. APPROVAL OF A PROPOSAL TO AMEND THE 1999 STOCK OPTION PLAN

      The Board of AIG has adopted, subject to approval of the shareholders, certain amendments (the ''Amendments'') to the 1999 Stock Option Plan (the ''1999 Plan''), which was previously approved by the shareholders. The Amendments increase the aggregate number of shares available for grant under the 1999 Plan from 15,000,000 shares (as such shares have been adjusted since 1999 pursuant to the stock split effected as a stock dividend in 2000) to 45,000,000 shares to assure that an adequate number of shares is available for grant during the remaining term of the 1999 Plan. In addition, the Amendments limit the maximum number of shares as to which stock options may be granted to any one employee in any one year to 900,000 shares. This amendment is also intended to allow grants under the 1999 Plan to qualify as ''performance-based'' compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986. No other substantive amendments are being made to the 1999 Plan. An amended and restated version of the 1999 Plan is attached as Appendix B (the ''Amended 1999 Plan'').

      The purpose of the Amended 1999 Plan is to advance the interests of AIG by providing key employees and members of the Board with additional incentives to continue their efforts on behalf of AIG. At December 31, 2002, AIG and its subsidiaries had approximately 10,000 employees who were eligible to participate in the 1999 Plan. The Amended 1999 Plan is to be administered by a committee of the Board (the ''Committee'') drawn solely from members of the Board who are not and have not been officers of AIG or its subsidiaries. In certain circumstances the Board as a whole may administer the Amended 1999 Plan.

      Under the Amended 1999 Plan, options may be granted to such employees and members of the Board as selected by the Committee (or the Board) to purchase shares of AIG Common Stock at exercise prices not less than 100% of the fair market value of AIG Common Stock on the date of grant. Shares issued under the Amended 1999 Plan may consist of newly issued shares or shares acquired by AIG from time to time and held as treasury stock. Options, in general, will not be exercisable within one year of the date of grant, but thereafter may be exercised for up to nine years. Options may be granted upon such other terms and conditions as the Committee or the Board may approve. Options will not be transferable otherwise than by will or the laws of descent and distribution. The Amended 1999 Plan provides that the Committee will determine at the time of grant whether all or any part of a stock option will be an incentive stock option.

      The number of shares available for options or issuable upon the exercise of options, and option prices, will be subject to antidilution and similar adjustments. Shares subject to options which terminate or expire prior to exercise will be available for further issuance under the Amended 1999 Plan. No options may be granted under the Amended 1999 Plan after September 14, 2009. The Board may from time to time amend the Amended 1999 Plan, but no alteration or amendment may be made without the approval of shareholders if such approval is required by applicable law.

      No cash consideration will be received upon the grant of any option, but options may be granted in lieu of a portion of an employee's bonus.

      Because the granting of options under the provisions of the Amended 1999 Plan will be entirely within the discretion of the Committee or the Board, it is not possible to designate the employees or members of the Board to whom options will be granted under the Amended 1999 Plan or the number of shares to be covered by such options. Grants of options under the 1999 Plan made during 2002 are shown in the table on page 11 under the caption ''Option Grants in 2002''.

      The market value of the AIG Common Stock on March 14, 2003 was $48.96 per share.

Tax Matters

      Upon the grant or exercise of an incentive stock option, no income will be realized by the optionee for federal income tax purposes and AIG will not be entitled to any deduction. If the AIG Common Stock acquired upon exercise is not disposed of within the one-year period beginning on the date of the transfer of the AIG Common Stock to the optionee, nor within the two-year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to AIG. If the AIG Common Stock is disposed of within the one-year or two-year periods referred to above, the optionee will realize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the AIG Common Stock on the date of exercise (or, if less, the net proceeds of the disposition) over the exercise price, and AIG will be entitled to a corresponding deduction.

      The use of shares previously acquired through the exercise of an incentive stock option in satisfaction of all or a part of the exercise for another option (whether or not an incentive stock option) is a disposition of the previously acquired shares for purposes of the one-year and two-year holding periods described above. All shares acquired upon the exercise of an incentive stock option, including previously acquired shares used in satisfaction of all or a part of the exercise price, are considered to have been acquired upon the date of exercise for purposes of the one-year and two-year holding periods.

      Upon the grant of a nonqualified option, no income will be realized by the optionee for federal income tax purposes, and AIG will not be entitled to any deduction. Upon the exercise of such an option, the optionee will realize ordinary income in the amount by which the fair market value of the AIG Common Stock at the time of exercise exceeds the exercise price, and AIG will be entitled to a corresponding deduction.

      An optionee who makes an election to defer receipt of shares upon exercise of the option, will not be subject to income tax on the date of exercise for the ''option gain''—the difference between (i) the fair market value of the total number of shares subject to the option exercise and (ii) the total option exercise price. The optionee will be subject to federal income tax (and applicable state and local income taxes) on the deferred shares on the date he or she is entitled to the shares, based on their value at that date. The holding period for the deferred shares will not begin until the date the optionee is entitled to receive the shares, and his or her basis will be equal to the fair market value of the shares on that date, and AIG's deduction will also be deferred until that date.

      Approval of Amendments requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

      Your Board of Directors recommends a vote FOR the proposal to approve the Amendments.

III. APPROVAL OF A PROPOSAL TO AMEND THE 1996
EMPLOYEE STOCK PURCHASE PLAN

      The Board of AIG has adopted, subject to approval of the shareholders, certain amendments (the ''Amendments'') to the 1996 Employee Stock Purchase Plan (the ''1996 Purchase Plan''), which was previously approved by shareholders. The Amendments increase the aggregate number of shares available for grant under the 1996 Purchase Plan from 4,218,750 shares (as such shares have been adjusted since 1996 pursuant to the stock splits effected in the form of stock dividends in 1997, 1998, 1999 and 2000) to 10,000,000 shares to assure that an adequate number of shares is available for grant during the remaining term of the 1996 Purchase Plan. No other substantive amendments are being made to the 1996 Purchase Plan. An amended and restated version of the 1996 Purchase Plan is attached as Appendix C (the ''Amended 1996 Purchase Plan'').

      The purpose of the Amended 1996 Purchase Plan is to advance the growth and prosperity of AIG and its subsidiaries by providing their employees with additional incentives to contribute to the best interests of AIG and to remain employed by AIG. At December 31, 2002, AIG and its subsidiaries had approximately 75,000 employees who were eligible to participate in the 1996 Purchase Plan. The Amended 1996 Purchase Plan is to be administered by a committee consisting of at least three employees appointed by the Chairman of AIG.

      Under the Amended 1996 Purchase Plan, all full-time employees who have at least one year of service with AIG or its subsidiaries, receive privileges to purchase shares of AIG Common Stock at a price which is 85% of the fair market value of such stock on the date of subscription or the date of the grant of the purchase privilege, whichever is greater. The Amended 1996 Purchase Plan is intended to be an ''employee stock purchase plan'', as defined by Section 423 of the Internal Revenue Code. Purchase privileges are granted annually and are limited to a maximum of the whole number of shares that could be purchased by the lesser of an amount equal to 10% of an employee's annual compensation or $10,000. No cash consideration will be received for the granting of purchase privileges. Except in the case of death, disability or retirement, the amount subscribed is paid by payroll deduction. Provisions are made for immediate completion of subscriptions and issuance of shares upon death, disability or normal retirement. Upon termination of employment for any other reason, the subscription is terminated and contributions to date refunded. Employees may terminate their subscriptions at any time before their completion and receive refunds of their money. The shares subscribed for will not be issued until the subscription is paid for. Subscriptions are not transferable otherwise than by will or the laws of descent and distribution.

      The number of shares available for grant of purchase privileges or issuable under purchase privileges granted, and purchase prices, will be subject to anti-dilution and similar adjustments. Shares subject to subscriptions which terminate or expire prior to issuance of the shares will be available for further issuance under the Amended 1996 Purchase Plan. There is no provision in the Amended 1996 Purchase Plan for its extension after the exhaustion of the authorized shares. The Board may from time to time amend, modify, or terminate the Amended 1996 Purchase Plan.

      The market value of the AIG Common Stock on March 14, 2003 was $48.96 per share.

Tax Matters

      For federal income tax purposes, no income will be realized by employees participating in the Amended 1996 Purchase Plan upon either the grant of a right to purchase or the actual purchase of shares under the Plan and neither AIG nor any of its subsidiaries will be entitled to any deduction at that time. If the shares acquired upon the exercise of the right to purchase shares are not disposed of within two years after the date the right to purchase shares was granted or, if later, within one year after the transfer of such shares to the participating employee, upon a disposition of the shares the participating employee will realize ordinary income in the amount of the lesser of (a) the excess of the fair market value of the shares at the time of their disposition over the amount paid for the shares by the employee, or (b) 15% of the fair market value of the shares at the time the right to purchase such shares was granted. Gains realized upon the disposition of the shares in excess of the amount treated as ordinary income will be taxable as long-term capital gain. AIG will be entitled to a deduction for the amount of any ordinary income realized upon the disposition.

      If shares are disposed of before the end of either the two-year or one-year periods discussed above, a participating employe will realize ordinary income in the year of disposition on the difference between his purchase price and the fair market value of such shares at the date of purchase. AIG will be entitled to a deduction for this amount. The participating employee's tax basis in the shares disposed of will be increased by this amount and the difference between the sales price of the shares and this basis will be treated as a capital gain or loss (long-term or short-term depending on the holding period).

      Approval of the Amendments requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

      Your Board of Directors recommends a vote FOR the proposal to approve the Amendments.

IV. RATIFICATION OF SELECTION OF ACCOUNTANTS

      The Audit Committee and the Board of Directors have approved the employment of PricewaterhouseCoopers LLP as independent accountants of AIG for 2003. Representatives of that firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

      The fees billed by PricewaterhouseCoopers LLP for services rendered for the fiscal year ended December 31, 2002 include the following:

Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the worldwide audit of AIG's annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in AIG's Quarterly Reports on Form 10-Q for that fiscal year were $27,831,223.

Financial Information Systems Design and Implementation Fees. There were no fees billed by PricewaterhouseCoopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for worldwide services rendered to AIG, other than the services described above, for the fiscal year ended December 31, 2002 were $11,678,782, including approximately $4,600,000 related to tax advice, and $7,000,000 for other services, principally accounting assistance and attestation services.

      Ratification of the selection of accountants requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting. Neither AIG's Restated Certificate of Incorporation, as amended, nor By-Laws require that the shareholders ratify the selection of PricewaterhouseCoopers LLP as its independent accountants. AIG's Board is requesting shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Board and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interests of AIG and its shareholders.

      Your Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP.

V. SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      All suggestions from shareholders are given careful attention. Proposals intended for inclusion in next year's Proxy Statement should be sent to the Secretary of AIG at 70 Pine Street, New York, New York 10270 and must be received by December 5, 2003. Under the AIG By-Laws, notice of any other shareholder proposal to be made at the 2004 Annual Meeting of Shareholders must be received not less than 90 nor more than 120 days prior to May 14, 2004 unless the 2004 Annual Meeting is not scheduled to be held on a date between April 14, 2004 and June 13, 2004, in which case notice must be received no less than the later of 90 days prior to the date on which such meeting is scheduled or 10 days after the date on which such meeting date is first publicly announced. A copy of the current AIG By-Laws may be obtained from the Secretary of AIG.

VI. OTHER MATTERS

      Your Board of Directors knows of no other matters to be presented at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

Incorporation by Reference

      To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by AIG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled ''Report of the Stock Option and Compensation Committee on Executive Compensation'', ''Report of the Audit Committee'' (to the extent permitted by the rules of the Securities and Exchange Commission), ''Performance Graph'' and Appendix A, the Audit Committee Charter, shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

Important Notice Regarding Delivery of Shareholder Documents

      In accordance with a notice sent to certain shareholders of AIG Common Stock who hold AIG Common Stock through a broker or otherwise through a nominee and who share a single address, only one copy of this Notice of Annual Meeting of Shareholders and Proxy Statement and AIG's 2002 Annual Report to Shareholders is being sent to that address unless AIG receives contrary instructions from any shareholder at that address. This practice, known as ''householding'', is designed to reduce printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate copy of this Notice of Annual Meeting and Proxy Statement or AIG's Annual Report to Shareholders, he or she may contact the AIG Director of Investor Relations at 70 Pine Street, New York, New York 10270, 212-770-6293, and AIG will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact the AIG Director of Investor Relations if he or she would like to receive separate proxy materials and annual reports in the future. If a shareholder receives multiple copies of AIG's proxy materials and annual reports, he or she may request householding in the future by contacting the AIG Director of Investor Relations.

Proxy Solicitation

      AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and facsimile transmission by directors, their associates, and approximately eight officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of approximately $12,500 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

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APPENDIX A
AMERICAN INTERNATIONAL GROUP, INC.
AUDIT COMMITTEE CHARTER
(Amended March 12, 2003)
I. Composition of the Audit Committee

      The Audit Committee shall be comprised of at least three directors, each of whom shall have no relationship to American International Group, Inc., (''AIG'') that may interfere with the exercise of their independence from management. AIG shall otherwise satisfy the applicable listing requirements under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment.

II. Purposes of the Audit Committee

      The purposes of the Audit Committee are to assist the Board of Directors:

1.	in its oversight of AIG's accounting and financial reporting principles and policies and internal audit controls and procedures;

2.	in its oversight of AIG's financial statements and the independent audit thereof;

3.	in selecting, evaluating and, where deemed appropriate, replacing the outside auditors (or nominating the outside auditors to be proposed for shareholder approval in any proxy statement); and

4.	in evaluating the independence of the outside auditors.

      The function of the Audit Committee is oversight, recognizing that the management of AIG is responsible for the preparation, presentation and integrity of AIG's financial statements. Management and AIG's internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit of AIG's annual financial statements, reviews of AIG's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and conducting other procedures and preparing the reports required by this Charter.

      The outside auditors for AIG are ultimately accountable to the Board of Directors, as assisted by the Audit Committee. The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select the outside auditors for nomination, to nominate the outside auditors to be proposed for shareholder approval in the proxy statement, evaluate and, where appropriate, replace the outside auditors.

      The outside auditors shall submit to AIG annually a formal written statement delineating all relationships between the outside auditors and AIG and its subsidiaries (''Statement as to Independence''), addressing the non-audit services provided to AIG or its subsidiaries and the matters set forth in Independence Standards Board Standard No. 1.

      The outside auditors shall submit to AIG annually a formal written statement of the fees billed for each of the following categories of services rendered by the outside auditors: (i) the audit of AIG's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in AIG's Quarterly Reports on Form 10-Q for that fiscal year; (ii) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and (iii) all other services rendered by the outside auditors for the most recent fiscal years, in the aggregate and by each service.

III. Meetings of the Audit Committee

      The Audit Committee shall meet four times annually, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements. In addition to such meetings of the Audit Committee as may be required to discuss the matters set forth in Article IV, the Audit Committee should meet separately at least annually with management, the director of the internal auditing department and the outside auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of AIG or its subsidiaries or AIG's outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV. Duties and Powers of the Audit Committee

      To carry out its purposes, the Audit Committee shall have the following duties and powers:

      1. With respect to the outside auditors,

(i)	to provide advice to the Board of Directors in selecting, evaluating or replacing the outside auditors;

(ii)	to pre-approve, or to establish appropriate procedures to pre-approve, all audit services and permissible non-audit services to be provided by the outside auditors and to consider whether the outside auditors' provision of non-audit services to AIG is compatible with maintaining the independence of the outside auditors;

(iii)	to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of AIG's outside auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditor's independence;

(iv)	to review the outside auditors' report on (a) critical accounting policies and practices used, (b) alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, the ramifications of the alternative disclosures and treatments, and the treatment preferred by the outside auditors, and (c) material written communications between the outside auditors and management, such as any management letter or schedule of unadjusted differences; and

(v)	to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and Audit Committee;

      2. With respect to the internal auditing department,

(i)	to review the appointment and replacement of the director of the internal auditing department; and

(ii)	to advise the director of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, if requested, the significant reports to management prepared by the internal auditing department and management's responses thereto;

      3. With respect to financial reporting principles and policies and internal audit controls and procedures,

(i)	to advise management, the internal auditing department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues;

(ii)	to consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to:

•	deficiencies noted in the audit in the design or operation of internal controls;

•	consideration of fraud in a financial statement audit;

•	detection of illegal acts;

•	the outside auditor's responsibility under generally accepted auditing standards;

•	significant accounting policies;

•	management judgments and accounting estimates;

•	adjustments arising from the audit;

•	the responsibility of the outside auditor for other information in documents containing audited financial statements;

•	disagreements with management;

•	consultation by management with other accountants;

•	major issues discussed with management prior to retention of the outside auditor;

•	difficulties encountered with management in performing the audit;

•	the outside auditor's judgments about the quality of the entity's accounting principles; and

•	reviews of interim financial information conducted by the outside auditor;

(iii)	to meet with management, the director of the internal auditing department and/or the outside auditors:

•	to discuss the scope of the annual audit;

•	to discuss the audited financial statements;

•	to discuss any significant matters arising from any audit or report or communication referred to in items 2(ii) or 3(ii) above, whether raised by management, the internal auditing department or the outside auditors, relating to AIG's financial statements;

•	to review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders;

•	to discuss significant changes to AIG's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the internal auditing department or management; and

•	to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

(iv)	to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934;

(v)	to discuss with AIG's General Counsel any significant legal matters that may have a material effect on the financial statements, AIG's compliance policies, including material notices to or inquiries received from governmental agencies; and

(vi)	to establish hiring policies for employees or former employees of the independent auditors; and

      4. With respect to reporting and recommendations,

(i)	to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in AIG's annual proxy statement;

(ii)	to review this Charter at least annually and recommend any changes to the full Board of Directors; and

(iii)	to report its activities to the full Board of Directors and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.
V. Delegation to Subcommittee

      The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit service to be performed by the independent auditors. provided that any such approval is presented to the Audit Committee at its next scheduled meeting.

VI. Resources and Authority of the Audit Committee

      The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, review and other procedures and to retain special counsel and other experts or consultants.

APPENDIX B
AMERICAN INTERNATIONAL GROUP, INC.
AMENDED AND RESTATED 1999 STOCK OPTION PLAN
(the “Plan”)

      1. Purpose. The purpose of this Plan is to advance the interests of American International Group, Inc. (''AIG'') by providing certain key employees of AIG and its subsidiaries, and members of the board of directors of AIG (the ''Board''), upon whose judgment, initiative and efforts the successful conduct of the business of AIG largely depends, with an additional incentive to continue their efforts on behalf of AIG and its subsidiaries, as well as to attract people of training, experience and ability to AIG and its subsidiaries.

      2. Administration. Except as otherwise provided herein, the Plan shall be administered by a committee (the ''Committee'') of the Board to be drawn solely from members of the Board who are not and have not been officers of AIG or its subsidiaries. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any stock options granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all optionees and on their legal representatives and beneficiaries. The Committee shall have the authority, in its absolute discretion, to determine which employees of AIG and its subsidiaries shall receive stock options, the time when stock options shall be granted, the terms of such options and the number of shares for which options shall be granted. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant stock options (including grants to members of the Board who are not employees of AIG and its subsidiaries) or administer the Plan, in which case the Board shall have all of the authority and responsibility granted to the Committee herein.

      3. Stock Subject to the Plan. Subject to adjustment as provided in Section 7 hereof, the maximum number of shares that may be issued under the Plan is 45,000,000 shares of the common stock, par value $2.50 per share (the ''Common Stock''), of AIG as such shares shall exist on March 12, 2003 which shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by AIG. Upon the expiration or termination (in whole or in part) of unexercised options, shares of Common Stock subject thereto shall again be available for issuance under the Plan.

      4. Eligibility. Employees of AIG and its subsidiaries, and members of the Board, shall be eligible to receive stock options under the Plan. Only employees shall be eligible to receive stock options that are intended to qualify as ''incentive stock options'' within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the ''Code'').

      5. Grant of Stock Options.

(a) Stock options may be granted to eligible recipients in such number and at such times during the term of this Plan as the Committee or the Board shall determine; provided, however, that (i) the maximum number of shares of Common Stock as to which stock options may be granted under this Plan to any one individual in any one year may not exceed 900,000 shares (as adjusted pursuant to the provisions of Section 7) and (ii) options to purchase more than 10% of the aggregate shares of Common Stock set forth in Section 3 above (as adjusted pursuant to the provisions of Section 7) shall not be granted under this Plan to any one person.

(b) At the time of grant, the Committee shall determine (i) whether all or any part of a stock option granted to an eligible employee shall be an incentive stock option and (ii) the number of shares subject to such incentive stock options. The form of any stock option which is all or in part an incentive stock option shall clearly indicate that such stock option is an incentive stock option or, if applicable, the number of shares subject to the incentive stock option. The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by an eligible employee during any calendar year (under all such plans of AIG and of any subsidiary corporation of AIG) shall not exceed $100,000.

      6. Terms and Conditions of Stock Options. All stock options granted under the Plan shall be in such form as the Committee or the Board may from time to time determine and shall be subject to the following terms and conditions:

(a) Option Price. The option price per share with respect to each option shall be determined by the Committee or the Board but shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted.

(b) Term of Option. In no event shall any stock option be exercisable after the expiration of 10 years from the date on which the stock option is granted.

(c) Exercise of Stock Option and Payment for Shares. Except as provided in paragraph (e) of this Section below, the shares covered by each stock option may not be purchased for one year after the date on which the stock option is granted, but hereafter may be purchased in such installments as shall be determined by the Committee or the Board at the time the stock option is granted. Any shares not purchased on the applicable installment date may be purchased thereafter at any time prior to the final expiration of the stock option. To exercise a stock option, the optionee shall give written notice to AIG specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor: (i) in cash or by certified or official bank check, (ii) in shares of Common Stock, valued as of the date of exercise, of the same class as those to be granted by exercise of the option, or (iii) in a combination of (i) and (ii). Notwithstanding the foregoing, at the sole discretion of the Committee or the Board, upon the request of the optionee, the Committee or the Board may permit, on such other terms and conditions as the Committee or the Board may determine, the deferral of delivery to a date or dates specified by the optionee of all or some of the shares otherwise deliverable by AIG to the optionee upon the exercise of the option. The Common Stock will be valued on the date of exercise at the fair market value as determined by the Committee. Any person exercising a stock option shall make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by AIG, on terms acceptable to AIG, with the provisions of the Securities Act of 1933, as amended, and any other applicable to AIG, with the provisions of the Securities Act of 1933, as amended, and any other applicable legal requirements. If an optionee so requests, shares purchased may be issued in the name of the optionee and another jointly with the right of survivorship.

(d) Non-transferability of Options. No stock option granted under the Plan shall be transferable by the optionee other than by will or the laws of descent and distribution, and such option shall be exercisable, during his or her lifetime, only by the optionee.

(e) Termination of Employment. Except as otherwise provided by the Committee or the Board, no part of any option granted to an employee (including an officer) may be exercised after the termination of his or her employment with AIG and its subsidiaries, except that

(i) if such termination of employment is at or after normal retirement age or due to disability or death, any portion of an option, whether or not exercisable at the time of such termination, may be exercised by the optionee (or in case of death by the person or persons to whom the optionee's rights under such option are transferred by will or the laws of descent and distribution) at any time within the term of the option; and

(ii) if such termination of employment is not at or after normal retirement age or due to disability or death, with the approval of the Committee or the Board, any portion of an option may be exercised by the optionee within three months after such termination, but only to the extent such option was exercisable at the time of such termination.

      7. Adjustment in Event of Changes in Capitalization. In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of AIG, subsequent to March 12, 2003, the Committee or the Board shall make such equitable adjustments, designed to protect dilution or enlargement of rights, as it may deem appropriate, in the number and kind of shares authorized by the Plan, in the limitations set forth in Section 5(a) and, with respect to outstanding stock options, in the number and kind of shares covered thereby and in the option price.

      8. Rights as a Shareholder. An optionee shall have no rights as a shareholder with respect to any shares covered by a stock option until the date of issuance of a stock certificate for such shares.

      9. Withholding Taxes. Whenever shares of Common Stock are to be issued in satisfaction of stock options granted under the Plan, AIG shall have the right to require the recipient to remit to AIG an amount sufficient to satisfy all applicable withholding tax requirements prior to the delivery of any certificate or certificates for shares.

10. Term of Plan. No stock options shall be granted pursuant to the Plan after September 14, 2009 but stock options theretofore granted may extend beyond such date and the terms and conditions of the Plan shall continue to apply thereto.

11. Choice of Law. THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

12. Termination or Adjustment of Plan. The Board may at any time terminate the Plan with respect to any shares of Common Stock of AIG not at the time subject to option, and may from time to time alter or amend the Plan or any part thereof, provided that no change may be made in any stock option theretofore granted which would impair the rights of an optionee without the consent of such optionee, and further, that no alteration or amendment may be made without the approval of shareholders if such approval is required by applicable law.

13. Approval of Shareholders. The Plan was originally adopted on September 15, 1999 by the Board and approved by the shareholders of AIG at the 2000 Annual Meeting of Shareholders. The Plan was amended and restated on March 12, 2003 by the Board subject to approval by the shareholders of AIG at the 2003 Annual Meeting of Shareholders. The terms or conditions of any stock option granted or awarded under the Plan prior to the effectiveness of this Amended and Restated Plan shall not be effected by this Amended and Restated Plan.

APPENDIX C
AMERICAN INTERNATIONAL GROUP, INC.
AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN
(the “Plan”)

      1. Purpose. The purpose of this Plan is to advance the growth and prosperity of American International Group, Inc. (''AIG'') and any subsidiary corporation of AIG by providing their employees with an additional incentive to contribute to the best interests of AIG and to remain in the employ of AIG or any subsidiary corporation of AIG through affording them an opportunity to acquire stock of AIG on an attractive basis.

      2. The Stock. Privileges under the Plan shall be for the purchase of not more than an aggregate of 10,000,000 shares of Common Stock of AIG, subject to paragraph 13 below, which may be authorized but unissued shares or issued shares which have been acquired by AIG and are held in its treasury. Shares subject to subscriptions which terminate or expire prior to completion shall be available for further subscription hereunder.

      3. Administration of the Plan. The Plan shall be administered by a Committee of not less than three employees appointed from time to time by the Chairman of AIG. One member of the Committee shall be designated the trustee. The Committee shall have the power to interpret the Plan and any subscription agreements entered into hereunder, to make regulations for carrying out its purpose and to make all other determinations in connection with its administration, all of which shall, unless otherwise determined by the Board of Directors of AIG (''Board'') be final and conclusive.

      4. Eligibility. The eligibility of each employee to participate in the Plan shall be determined on July 1, 1996 (the ''initial determination date'') and on each January 1, April 1, July 1 and October 1 thereafter (the ''determination dates''). Any employee of AIG or its subsidiaries is eligible to participate in the Plan, except (a) an employee who has not been continually employed by AIG or its subsidiaries during the one-year period ended on the day prior to (1) the initial determination date, or (2) any determination date thereafter, (b) any employee whose customary employment does not exceed 20 hours per week, and (c) an employee whose customary employment does not exceed five months in any calendar year. An employee's ''eligibility date'' shall mean that determination date on which the employee first becomes eligible to participate in the Plan after his employment, or after his last break in service, if any, or anniversary thereof.

      5. The Purchase Privilege. Annually on his eligibility date, each eligible employee is entitled to a new purchase privilege. Stock may be subscribed for pursuant to this purchase privilege only on the eligibility date when such privilege was first granted or on the first day of the next three succeeding calendar quarters (his ''subscription date''), provided the employee has been continually employed by AIG or its subsidiaries between such eligibility date and his subscription date, inclusive. In order to exercise his purchase privilege, the employee must execute and file with the trustee a subscription agreement in such form as may be approved by the Board. Notwithstanding any provision in this Plan contained to the contrary, no employee or other person shall subscribe for or purchase stock pursuant to a purchase privilege more than 27 months from the date such privilege is granted.

      6. Price. The purchase price of the shares under each subscription shall be 85% of their fair market value on the employee's subscription day or 85% of the fair market value on the date the purchase privilege is granted, whichever is greater, as determined by the Committee in the manner specified by the Board, and, in any event, shall not be less than the par value of such shares.

      7. Limits of Participation. Subject to paragraph 2, the maximum number of shares for which an employee shall be permitted to subscribe pursuant to any one annual purchase privilege shall be that number of whole shares which could be purchased by 10% of his annual rate of compensation on his subscription day, or by $10,000 or a pro rata share of the shares remaining in the aggregate authorization under paragraph 2, whichever is less.

      8. Method of Payment. Subject to paragraphs 11 and 12, the employee's cost shall be paid through payroll deduction in equal amounts over a period of 44 consecutive weeks starting with the second payday next following the subscription day.

      9. Issue and Delivery of Shares. The shares shall not be issued until the entire employee's cost is paid. Stock purchased through this Plan will be delivered to the respective employee as soon as reasonably practicable after the employee's cost for the entire subscription is paid in full. When the shares shall have been

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issued to the employee, he shall have all the rights and privileges of a shareholder of AIG with respect to shares purchased under the Plan.

      10. Cancellation of Participation. Each participating employee shall have the right to cancel his subscription at any time by giving the trustee written notice thereof, whereupon the amount of his deductions will be refunded.

      11. Rights Not Transferable. Except as hereinafter set forth, no participating employee shall have the right to sell, assign, transfer, pledge, or otherwise dispose of or encumber his right to participate in the Plan. In the event of the death of a participating employee during his employment, the person or persons to whom the employee's rights under any subscription under this Plan are transferred by will or the laws of descent and distribution shall have the right for a period of 12 months from the date of his death to pay the entire balance due from the employee and receive the subscribed-for stock, or in the alternative, to receive that number of whole shares which have been paid for by the employee through payroll deduction, together with the balance, if any, of such deductions.

      12. Termination of Employment. Upon termination of employment for any reason except death, disability or normal retirement, the amount of the employee's deductions shall be promptly refunded to him. In the event the termination is by reason of the employee's disability or normal retirement, the employee may elect, within six weeks, to pay the entire balance due and receive the subscribed-for stock or to receive that number of whole shares which he has paid for through payroll deduction, together with the balance, if any, of such deductions.

      13. Dilution or Other Adjustments. In the event of any event affecting AIG's capitalization, including, without limitation, an extraordinary dividend or distribution of cash, stock or assets, or in the event the outstanding shares of the Common Stock of AIG shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of AIG or of another corporation, whether through reorganization, merger, consolidation, recapitalization, stock split-up, combination of shares, stock dividend or otherwise, the Board shall make appropriate adjustment in the number or kind of shares or securities available for purchase pursuant to this Plan and subject to any subscription agreement, and the purchase price therefor. The determination of the Board as to such adjustments shall be conclusive.

      14. Amendment or Discontinuance of the Plan. The Board shall have the right to amend, modify or terminate the Plan at any time without notice.

      15. Stock Ownership. Notwithstanding anything herein to the contrary, no employee shall be entitled to a purchase privilege for any stock under the Plan if such employee, immediately after the receipt of such purchase privilege, owns stock (including all stock which may be purchased under outstanding subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporations. In determining whether a company is a subsidiary, the rules of Section 424(f) of the Internal Revenue Code of 1986, as amended, shall be followed, and the rules of Section 424(d) shall apply in determining stock ownership, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee. Nor shall any employee be allowed to subscribe for any stock under the Plan which permits his rights to purchase stock under all stock purchase plans of AIG and its subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such right to subscribe is granted) for each calendar year in which such right to subscribe is outstanding at any time.

      16. No Right to Continue Employment or as a Stockholder. Nothing contained in the Plan or in any subscription agreement entered into pursuant to the Plan shall confer on any employee any right to continue in the employ of AIG or any subsidiary corporation of AIG. Until the shares of stock subject to any subscription right are paid in full, the holder of any purchase privilege shall have no rights as a holder of stock.

      17. Listing and Registration of Shares, Other Approvals, etc. Each purchase under the Plan shall be subject to the requirement that if at any time the Board shall determine that listing, registration or qualification of the shares subject thereto upon any securities exchange or under any State or Federal law, or the consent of approval of any governmental or regulatory body or any investment representation is necessary or desirable in connection with the issue or purchase of shares subject thereto, no such privilege may be exercised in whole or in part unless such listing, registration, qualification, consent, approval or representation shall have been effected or obtained free of any conditions not acceptable to the Board.

      18. Governing Law. The Plan shall be governed by and interpreted in accordance with the laws of the State of New York.

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American International Group, Inc.

  PRINTED ON RECYCLED PAPER

AMERICAN INTERNATIONAL GROUP, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 14, 2003
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

          The undersigned hereby appoints M.R. Greenberg, Martin J. Sullivan and Howard I. Smith and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed on the reverse side hereof, all shares the undersigned is entitled to vote at the annual meeting of the shareholders of American International Group, Inc. to be held at 72 Wall Street, Eighth Floor, New York, New York, on Wednesday, May 14, 2003 at 11:00 a.m., and all adjournments thereof.

P R O X Y
(change of address/comments)
____________________________________________________
____________________________________________________
____________________________________________________
____________________________________________________ (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

X	Please mark your votes as in this example.	L	2742

Unless otherwise marked, the proxies are appointed with authority to vote "FOR ALL" nominees for election, "FOR" items 2, 3 and 4. and in their discretion to vote upon other matters that may properly come before the meeting.

The Board of Directors recommends a vote "FOR ALL" nominees in Item 1 and "FOR" Items 2, 3 and 4.
	FOR ALL	WITHHOLD ALL	Election as Directors of the following identified in the Proxy Statement:		2. Amend the 1999 Stock Option Plan.		AGAINST	ABSTAIN

FOR
1. Election of Directors.			01. M. Aidinoff 02. P. Chia 03. M. Cohen 04. B. Conable 05. M. Feldstein 06. E. Futter 07. M. Greenberg 08. C. Hills	09. F. Hoenemeyer 10. R. Holbrooke 11. H. Smith 12. M. Sullivan 13. E. Tse 14. J. Wintrob 15. F. Wisner 16. F. Zarb

FOR, except vote withheld from the following nominee(s):					3. Amend the 1996 Employee Stock Purchase Plan

4. Ratification of Independent Accountants

If you have noted either an address change or made comments on the reverse side of the card, mark here.
Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

SIGNATURE(S)		DATE

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, corporate officer or guardian, please give full title as such.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

American International Group, Inc.
Dear Shareholder:
American International Group, Inc. encourages you to vote your shares electronically over the Internet or by telephone. By doing this, you will not need to return the proxy card.
To vote your shares by telephone or electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system. You may vote by telephone or over the Internet 24 hours a day, seven days a week until 11:59 p.m., New York City time on May 13, 2003.
1.	To vote by telephone: Using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683).
2.	To vote over the Internet: Go to the web site http://www.eproxyvote.com/aig.
Your telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.
If you choose to vote your shares by telephone or over the Internet, there is no need for you to mail back your proxy card.
Your vote is important. Thank you for voting.